EXHIBIT 99.1

Contact:	Karen L. Dexter

Director, Investor Relations

Ampex Corporation

(650) 367-4111

AMPEX TO RESTATE FINANCIAL STATEMENTS TO APPLY SFAS No. 87 ACCOUNTING FOR PENSION OBLIGATIONS OF FORMER SUBSIDIARY

Redwood City, CA February 22, 2005 – Ampex Corporation (OTCBB:AEXCA) today announced that the Audit Committee of the Board of Directors has concluded that, after consultations with management, it will restate its financial statements included in its Form 10-K for 2003 and Form 10-Qs for March 2004, June 2004 and September 2004. The restatement relates to the Company’s accounting for its obligations under a pension plan of its former magnetic tape manufacturing subsidiary (“Media”), which it disposed of in 1995.

The agreement for the sale of Media required the buyer, Quantegy Corporation, to pay directly or to reimburse Ampex for required contributions to the Media pension plan. However, Ampex remained the Plan Sponsor of the Media pension plan and obligated to make pension contributions to that Plan.

Ampex had accounted for its obligations under the Media pension plan under SFAS No. 5, “Accounting for Contingencies” since the sale of Media in 1995. However, as a result of communications with the Office of the Chief Accountant of the Securities and Exchange Commission (the “SEC”), the Company now believes that it should have accounted for these obligations under the provisions of SFAS No. 87, “Employers’ Accounting for Pensions.” Accordingly, the Audit Committee of the Board of Directors has concluded that the previously issued financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, as well as the financial statements included in the aforementioned Form 10-Qs, should not be relied upon because of the error in accounting for the Media pension plan discussed above. The Company will amend and reissue its Form 10-K for 2003 as well as its Form 10-Qs for periods ending March 31, 2004, June 30, 2004 and September 30, 2004 as soon as practicable.

On a preliminary, unaudited basis the Company believes that the principal income statement effects of applying SFAS No. 87 instead of SFAS No.5 would be to require the Company to amortize approximately $20 million of unrecognized pension losses relating to the Media plan over future periods beginning in 2004. The per annum amount of such future amortization charges has not yet been determined, but the Company expects that it will reduce previously reported pre-tax net income by approximately $0.3 million in each of the first three quarters of 2004. As a consequence of the restatement, the Company also expects to report an increase in cumulative reported net income for 2003 and prior years of approximately $8.5 million.

The Company also believes that the principal balance sheet effect of the restatement, as of December 31, 2003, will be to reflect total unfunded accumulated benefit obligations with respect to the Media pension plan of $19.1 million, by increasing its long-term liabilities by $11.7 million with a corresponding net reduction in shareholders’ equity.

Quantegy Corporation, the buyer of Media, filed a petition for reorganization in bankruptcy in January 2005. Accordingly, in the fourth quarter of 2004, the Company may be required to recognize an additional pre-tax charge of $3.1 million under SFAS No. 87.

The restatement of its financial statements referred to above is not expected to result in any change to the Company’s cash requirements to fund future contributions to the Media pension plan.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.